EXHIBIT 99.1

Press Release

SANDS CHINA ANNOUNCES PRICING OF
$1.95 BILLION OF SENIOR UNSECURED NOTES

LAS VEGAS, September 9, 2021 – Las Vegas Sands Corp. (NYSE: LVS) today announced that its majority-owned subsidiary, Sands China Ltd. (“Sands China”), has priced $700 million of 2.300% senior notes due 2027, $650 million of 2.850% senior notes due 2029 and $600 million of 3.250% senior notes due 2031. The offering is expected to close on September 23, 2021, subject to customary closing conditions.

Sands China intends to use the net proceeds of approximately $1.93 billion from the offering and cash on hand to redeem in full the outstanding principal amount of its US$1.80 billion 4.600% senior notes due 2023, any accrued interest and the associated make-whole premium as determined under the related senior notes indenture dated as of August 9, 2018.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and are being offered and sold only to professional investors (as defined in Chapter 37 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Hong Kong Listing Rules”) that are qualified institutional buyers (in reliance on Rule 144A under the Securities Act) and/or non-U.S. Persons outside the United States (in reliance on Regulation S under the Securities Act)). None of the notes are being offered or sold to the public in Hong Kong and none of the notes will be placed to any connected person (as defined in the Hong Kong Listing Rules) of Sands China.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Sands China proposes to seek a listing of the notes on the Hong Kong Stock Exchange and has received an eligibility letter from the Hong Kong Stock Exchange for the listing of the notes. Admission of the notes to the Hong Kong Stock Exchange and quotation of any notes on the Hong Kong Stock Exchange is not to be taken as an indication of the merits of Sands China or the notes.

###

About Las Vegas Sands Corp. (NYSE: LVS)

Las Vegas Sands is the world’s preeminent developer and operator of world-class Integrated Resorts. We deliver unrivaled economic benefits to the communities in which we operate.

Sands created the meetings, incentives, convention and exhibition (MICE)-based Integrated Resort. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses.

Our properties include The Venetian Resort and Sands Expo in Las Vegas, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., we have developed the largest portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, The Londoner Macao and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

About Sands China

Sands China Ltd. (Sands China or the Company) is incorporated in the Cayman Islands with limited liability and is listed on The Stock Exchange of Hong Kong Limited (HKEx: 1928). Sands China is the largest operator of integrated resorts in Macao. The Company’s integrated resorts on the Cotai Strip comprise The Venetian® Macao, The Plaza® Macao, The Parisian Macao and The Londoner® Macao. The Company also owns and operates Sands® Macao on the Macao peninsula. The Company’s portfolio features a diversified mix of leisure and business attractions and transportation operations, including large meeting and convention facilities; a wide range of restaurants; shopping malls; world-class entertainment at the Cotai Arena, The Venetian Theatre, The Parisian Theatre, the Londoner Theatre and the Sands Theatre; and a high-speed Cotai Water Jet ferry service between Hong Kong and Macao. The Company’s Cotai Strip portfolio has the goal of contributing to Macao’s transformation into a world centre of tourism and leisure. Sands China is a subsidiary of global resort developer Las Vegas Sands Corp. (NYSE: LVS).

For more information, please visit www.sandschina.com.

Contacts:

Investment Community:
Daniel Briggs
(702) 414-1221

Media:
Ron Reese
(702) 414-3607

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, current market demand for these types of securities and the securities of Sands China, Sands China’s ability to consummate the offering in the currently anticipated timeframe or at all, and the negotiations between Sands China and the initial purchasers. Forward-looking statements in this press release are based on information available to Sands China and Las Vegas Sands at this time and each of Sands China and Las Vegas Sands assumes no obligation to update such information.